EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Wednesday, June 11, 2014

Contact:	Tom Cherry, Executive Vice President & CEO
(804) 843-2360

C&F Financial Corporation Announces Share Repurchase Program

WEST POINT, Va., June 11, 2014 -- C&F Financial Corporation (NASDAQ: CFFI), the holding company for Citizens and Farmers Bank (“C&F Bank”), today announced that its Board of Directors has authorized a share repurchase program to purchase up to $5 million of the Company’s common stock. Repurchases under the program may be made through privately negotiated transactions or open market transactions, including pursuant to a trading plan in accordance with Rule 10b5-1 and/or Rule 10b-18 under the Securities Exchange Act of 1934, as amended, and shares repurchased will be returned to the status of authorized and unissued shares of common stock. The timing, number and purchase price of shares repurchased under the program, if any, will be determined by management in its discretion and will depend on a number of factors, including the market price of the shares, general market and economic conditions, applicable legal requirements and other conditions, and there is no assurance that the Company will purchase any shares under the program. The share repurchase program is authorized through May of 2015.

About C&F Financial Corporation

C&F Financial Corporation is the parent of C&F Bank, which was founded in 1927 in West Point, Virginia, and is one of the oldest independent community banking organizations headquartered in Virginia. C&F Bank provides full-service banking to the eastern region of Virginia with 25 branch locations including the counties of Powhatan, Chesterfield, Cumberland, Middlesex, James City, New Kent, Hanover and Henrico, as well as the town of West Point and the cities of Williamsburg, Newport News, Hampton, and Richmond.

C&F Bank offers full investment services through its subsidiary C&F Investment Services, Inc. C&F Mortgage Corporation provides mortgage, title and appraisal services through 16 offices located in Virginia, Maryland and North Carolina. C&F Finance Company provides automobile loans through indirect lending programs in Virginia, Tennessee, Maryland, North Carolina, Georgia, Ohio, Kentucky, Indiana, Alabama, Missouri, Illinois, Texas, Florida, New Jersey, Pennsylvania, New Hampshire and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Hunt Valley, Maryland.

Additional information is available on the Company’s website at www.cffc.com.

Statements in this press release regarding C&F Financial Corporation that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.